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Exhibit 99.1

6311 Horizon Lane Longmont, CO 80503 P.O. Box 17577 Boulder, CO 80308-7577 Phone: 303-530-2711 Fax: 303-530-6934 www.horizonorganic.com

FOR IMMEDIATE RELEASE: November 4, 2003

CONTACT:	At Horizon Organic Holding Corp.:
	Tom Briggs	Jennifer J. Matuschek
	Chief Financial Officer	Director of Investor Relations
	(303) 530-2711, Ext. 230	(303) 530-2711, Ext. 178
	tomb@horizonorganic.com	jenniferm@horizonorganic.com

HORIZON ORGANIC SALES INCREASED 18 PERCENT IN THIRD QUARTER
DRIVEN BY U.S. PERFORMANCE

        Boulder, CO, November 3, 2003—Horizon Organic Holding Corporation (Nasdaq:HCOW), which markets the leading brand of certified organic foods in the United States, grew sales 18 percent to $56 million during the third quarter of 2003, compared with the third quarter of 2002.

        Income from continuing operations increased to $752,000, or $0.07 per diluted share, compared to $723,000, or $0.07 per diluted share, in the third quarter of 2002. These results include $327,000 in transaction costs associated with the announced merger with Dean Foods Company, which on an after-tax basis impacted earnings by $0.02 per diluted share. These earnings, excluding the $0.02 of transaction costs, compare favorably to analysts' consensus of $0.09, which also do not include transaction costs. Net income for the third quarter of 2003, including discontinued operations and transaction costs, was $573,000 or $0.05 per diluted share, compared with net income of $324,000, or $0.03 per diluted share, in the 2002 third quarter.

        On June 30, Horizon Organic and Dean Foods announced a definitive merger agreement under which Dean will acquire the 87 percent of Horizon Organic's shares that it does not already own for $24 a share. The merger is expected to close in December 2003.

        "We are very pleased with our continued strong sales growth and margins as we capitalize on the acceptance of organic foods by mainstream consumers, particularly in the U.S.," said Chuck Marcy, president and CEO of Horizon Organic. "We continue to successfully execute on our strategic plan and build on our strong market leadership position. The Dean Foods merger will provide the company with additional resources to allow us to accelerate this growth and take advantage of new opportunities."

        Highlights for the third quarter included:

  •
  An 18 percent increase in U.S. milk sales due to increased distribution and strong promotion results. This includes the continued expansion of large size milk distribution.

  •
  Gallon sales now account for 37 percent of Horizon Organic milk sales to a major customer in the southwest and that business is all incremental.

  •
  A 40 percent increase in single serve milk sales over the prior quarter, due largely to the expanded distribution at Costco. Costco also is testing 12-pack yogurt in Southern California.

  •
  Initial shipments of Horizon Organic Infant Formula to western markets in September.

  •
  Shipments of new multi-pack baby and kids' yogurts and yogurt tubes in August.

  •
  The 30 percent growth of Rachel's Organic branded products in the U.K., which now account for a record 52 percent of U.K. sales.

        For the first nine months of 2003, sales rose 20 percent to $161.8 million. U.S. sales were up 21 percent to $133.2 million, with milk posting a 23 percent gain.

        Income from continuing operations for the first nine months of 2003 was $2.3 million, or $0.21 per diluted share, compared with $2.2 million, or $0.21 per diluted share, in the comparable 2002 period. The 2003 results include $0.06 per diluted share in transaction costs.

        After losses on discontinued operations in both years, net income for the first nine months of 2003 was $943,000, or $0.09 per diluted share, compared with a loss of $997,000, or $0.09 per diluted share, in the 2002 period.

        Marcy said that the Company's new product introductions and expanded distribution should continue to support 20 to 25 percent sales growth for the remainder of the year. In looking toward 2004, Marcy said he is very excited about the potential for Horizon Organic, especially once the Dean Foods merger is concluded.

Conference Call

        Horizon Organic management will host a conference call on Tuesday November 4 at 11:30 a.m. Eastern Time to discuss the Company's year-to-date performance and pending merger. To hear the call, participants should call 1-800-603-5503 ten minutes prior to the event, or visit the Company's website at www.horizonorganic.com for a live simulcast and replay of the call.

        Horizon Organic markets the leading brand of certified organic foods in the U.S. and the leading brand of organic milk in both the U.S. and U.K. In the U.S. its products include organic milk, a full-line of organic dairy products, organic eggs and juices. In the U.K., the Company markets organic yogurt, milk and butter under the Rachel's Organic brand. For more information, please visit the Company's web site at www.horizonorganic.com.

        Note on Forward-Looking Statements: This news release contains forward-looking statements that involve risks and uncertainties. Future events may differ materially from those discussed herein, due to a number of factors, including uncertainties related to the Company's ability to continue to maintain and expand its brands, avoid adverse publicity, manage its supply chain efficiently, continue and effectively manage its rapid growth, and maintain key management, as well as the volatility in the cost of organic farm products, increased competition, changes in consumer preferences, and increases in charges under governmental dairy programs. These factors and others are more fully discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

Financial Tables Follows

HORIZON ORGANIC HOLDING CORPORATION
SELECTED FINANCIAL DATA
(In thousands, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2003	%NS	2002	%NS	2003	%NS	2002	%NS
Net sales	$56,042	100.0%	$47,631	100.0%	$161,840	100.0%	$134,561	100.0%
Growth vs. prior year	17.7%		22.1%		20.3%		16.8%
Cost of sales	38,520	68.7%	32,681	68.6%	110,716	68.4%	91,694	68.1%
Gross profit	17,522	31.3%	14,950	31.4%	51,124	31.6%	42,867	31.9%
Selling expense	12,411	22.1%	10,762	22.6%	35,712	22.1%	30,093	22.4%
General and administrative	3,223	5.8%	2,490	5.2%	9,614	5.9%	7,669	5.7%
Transaction costs	327	0.6%	—	0.0%	1,018	0.6%	—	0.0%
Intangible asset amortization	329	0.6%	328	0.7%	987	0.6%	979	0.7%
Operating income	1,232	2.2%	1,370	2.9%	3,793	2.3%	4,126	3.1%
Interest and other, net	—	0.0%	(184)	-0.4%	(53)	0.0%	(495)	-0.4%
Income from continuing operations before income taxes	1,232	2.2%	1,186	2.5%	3,740	2.3%	3,631	2.7%
Income tax expense	(480)	-0.9%	(463)	-1.0%	(1,459)	-0.9%	(1,416)	-1.1%
Income from continuing operations	752	1.3%	723	1.5%	2,281	1.4%	2,215	1.6%
Loss from discontinued operations, net	(179)	-0.3%	(399)	-0.8%	(1,338)	-0.8%	(3,212)	-2.4%
Net income (loss)	573	1.0%	324	0.7%	943	0.6%	(997)	-0.7%
Earnings per share from continuing operations:
Basic	$0.07		$0.07		$0.22		$0.22
Diluted	$0.07		$0.07		$0.21		$0.21
Loss per share from discontinued operations:
Basic	$(0.02)		$(0.04)		$(0.13)		$(0.32)
Diluted	$(0.02)		$(0.04)		$(0.12)		$(0.30)
Earnings (loss) per share:
Basic	$0.05		$0.03		$0.09		$(0.10)
Diluted	$0.05		$0.03		$0.09		$(0.09)
Weighted average shares outstanding:
Basic	10,365		10,221		10,333		10,181
Diluted	11,009		10,556		10,767		10,574

Selected Balance Sheet Data

	September 30, 2003	December 31, 2002
Working capital	$22,219	$23,250
Total assets	135,940	128,207
Current liabilities	54,367	45,546
Long-term debt, less current portion	10,205	14,110
Stockholders' equity	68,445	65,653

HORIZON ORGANIC HOLDING CORPORATION
SELECTED FINANCIAL DATA
(In thousands, except per share data)

Income From Continuing Operations Before Transaction Costs Data (a non-GAAP financial measure)(1)

	Three Months Ended September 30, 2003	Nine Months Ended September 30, 2003
Income from continuing operations before transaction costs*	$951	$2,902
*Reconciliation to Generally Accepted Accounting Principles (GAAP):
Income from continuing operations before transaction costs	$951	$2,902
Transaction costs, net	(199)	(621)

Income from continuing operations	752	2,281
Loss from discontinued operations, net	(179)	(1,338)

Net income	573	943

Earnings Per Diluted Share From Continuing Operations Before Transaction Costs Data (a non-GAAP financial measure)(2)

	Three Months Ended September 30, 2003	Nine Months Ended September 30, 2003
Earnings from continuing operations before transaction costs**	$0.09	$0.27
**Reconciliation to Generally Accepted Accounting Principles (GAAP):
Earnings from continuing operations before transaction costs	$0.09	$0.27
Transaction costs, net	$(0.02)	$(0.06)

Earnings from continuing operations	$0.07	$0.21
Loss from discontinued operations, net	$(0.02)	$(0.12)

Earnings	$0.05	$0.09

EBITDA Data (a non-GAAP financial measure)(3)

	Three Months Ended September 30, 2003	Nine Months Ended September 30, 2003
EBITDA from continuing operations***	$2,258	$6,869
EBITDA from discontinued operations***	888	1,419

Total EBITDA***	3,146	8,288

***Reconciliation to Generally Accepted Accounting Principles (GAAP):

	Three Months Ended September 30, 2003			Nine Months Ended September 30, 2003
	Continuing Operations	Discontinued Operations	Total Operations	Continuing Operations	Discontinued Operations	Total Operations
Total EBITDA	$2,258	$888	$3,146	$6,869	$1,419	$8,288
Less interest and other, net (excluding amortization of loan fees of $15 and $69 for the three and nine months ended September 30, 2003, respectively)	(15)	431	416	(16)	1,296	1,280
Less income tax expense (benefit)	480	(114)	366	1,459	(856)	603
Less depreciation	624	—	624	1,793	—	1,793
Less loss on disposal of Idaho Dairy in lieu of depreciation	—	750	750	—	2,317	2,317
Less amortization (including amortization of loan fees of $15 and $69 for the three and nine months ended September 30, 2003, respectively)	417	—	417	1,352	—	1,352

Net income (loss)	752	(179)	573	2,281	(1,338)	943

(1)
Income from continuing operations before transaction costs, as defined by the Company, represents income from continuing operations excluding transaction costs associated with the proposed merger with Dean Foods Company. Transaction costs associated with the proposed merger include primarily investment banking fees, legal fees and consulting fees. These costs were incurred solely in connection with the proposed merger of the Company with Dean Foods and are not a part of the Company's ongoing operating expenses. Therefore, excluding these costs provides an important additional perspective on the operating costs of the Company and the comparison of such to historical periods.

(2)
Earnings per diluted share from continuing operations before transaction costs, as defined by the Company, is computed by dividing income from continuing operations excluding transaction costs associated with the proposed merger with Dean Foods Company by the weighted average number of common shares outstanding increased for potentially dilutive common shares outstanding during the period. Transaction costs associated with the proposed merger include primarily investment banking fees, legal fees and consulting fees. These costs were incurred solely in connection with the proposed merger of the Company with Dean Foods and are not a part of the Company's ongoing operating expenses. Therefore, excluding these costs in earnings per diluted share calculations provides an important additional perspective on the earnings per diluted share calculations of the Company and the comparison of such to historical periods.

(3)
EBITDA, as defined by the Company, represents earnings before interest and other, net; income taxes; depreciation (including anticipated losses on disposal of the discontinued operations in lieu of continuing depreciation) and amortization. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies. Additionally, management believes that EBITDA provides an important additional perspective on the Company's ability to service its long-term debt and to self-fund other investment opportunities. EBITDA has not been presented as an alternative to operating income or cash flows from operating activities, or as an indicator of operating performance, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

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HORIZON ORGANIC SALES INCREASED 18 PERCENT IN THIRD QUARTER DRIVEN BY U.S. PERFORMANCE